EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO: FreeStar Technology Corporation

As independent registered public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of FreeStar Technology Corporation for the year ended June 30, 2005 and 2004 of our report dated September 23, 2005, except for
Note 16 which date is October 17, 2005, and contained in the Registration Statement No. 333-73032 of FreeStar Technology Corporation's Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of FreeStar Technology Corporation for the years ended June 30, 2005 and 2004.


/s/  Russell Bedford Stefanou Mirchandani LLP
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Russell Bedford Stefanou Mirchandani LLP
New York, New York
November 8, 2005